Exhibit 23.5

CONSENT OF ZONDA ADVISORY

We hereby consent to the use of our name in the Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by Thomas James Homes, Inc., a Delaware corporation (the “Company”), to the references to the Zonda Advisory market study prepared for the Company wherever appearing in the Registration Statement, including, but not limited to, the references to our company under the headings “Prospectus summary,” “Risk factors,” “Market opportunity” and “Experts” in the Registration Statement.

Dated:  September 10, 2021

ZONDA ADVISORY

By:	/s/ Timothy P Sullivan
Name:	Timothy P Sullivan
Title:	Senior Managing Principal